Exhibit 2.1

RemedcoUK Limited

1 Bartholomew Lane

London

United Kingdom

EC2N 2AX

(the “Purchaser”, “we” or “us”)

Acadia Healthcare Company Inc.
6100 Tower Circle
Suite 1000
Franklin, Tennessee 37067
USA

(the “Seller”)

STRICTLY PRIVATE AND CONFIDENTIAL

Project Prince – Put and Call Option Deed

Dear Sirs,

We refer to our discussions relating to the contemplated acquisition by us of all the securities issued by AHC-WW Jersey Limited from the Seller (the “Transaction”).

Capitalised terms and expressions used and not otherwise defined in this deed shall have the meaning given to them in the SPA (as defined below).

1	Put and Call Options
1.1	The parties hereby agree as follows:
(a)	the Purchaser irrevocably commits to acquire the Shares from the Seller (the “Put Option”); and
(b)	the Seller irrevocably commits to sell the Shares to the Purchaser (the “Call Option”),

in each case in accordance with and subject at all times to the terms of the Share Purchase Agreement, a copy of which is attached hereto as Schedule 1 (the “SPA”), and this letter.

1.2

In each case, the aggregate consideration to be paid by the Purchaser to the Seller for the Shares in the event the Put Option or the Call Option (as applicable) is exercised shall be as detailed in the SPA.

1.3	By signing this deed, the Seller accepts the Put Option and the Purchaser accepts the Call Option, in each case solely as an option without any undertaking to exercise it.
1.4

Both the Put Option and the Call Option shall remain valid from 0.01 GMT on 7 January 2021 until 23.59 GMT on 08 January 2021 (the “Option Period”).  For the avoidance of doubt, neither the Put Option nor the Call Option shall become valid or capable of being exercised prior to the commencement of the Option Period.

1.5

The Put Option may be exercised at any time until the end of the Option Period by written notice in the form attached hereto as Schedule 2 sent by the Seller to the Purchaser in accordance with the provisions of Clause 12 (Notices) of the SPA (the “Put Option Exercise Notice”).

1.6

The Call Option may be exercised at any time until the end of the Option Period by written notice in the form attached hereto as Schedule 3 sent by the Purchaser to the Seller in accordance with the provisions of Clause 12 (Notices) of the SPA (the “Call Option Exercise Notice”).

1.7

If neither a Put Option Exercise Notice nor a Call Option Exercise Notice has been sent by the end of the Option Period, both the Put Option and the Call Option shall automatically lapse without any action on the part of either party, and each party shall be released from its obligations under this deed with no costs, indemnity or penalties of any kind payable to or by any party save in the case of a prior breach of this deed, save for the provisions of paragraphs 8 (Confidentiality), 9 (Reference to the provisions of the SPA) and 10 (Governing Law – Disputes) below.

1.8	If either a Put Option Exercise Notice or Call Option Exercise Notice has been sent by the end of the Option Period and:
(a)

in the case of a Put Option Exercise Notice having been sent, the SPA has been duly signed and entered into by the Seller, the Purchaser hereby irrevocably and unconditionally undertakes to sign and enter into the SPA within one (1) Business Day as from receipt of the Put Option Exercise Notice; or

(b)

in the case of a Call Option Exercise Notice having been sent, the SPA has been duly signed and entered into by us, the Seller hereby irrevocably and unconditionally undertakes to sign and enter into the SPA within one (1) Business Day as from receipt of the Call Option Exercise Notice.

1.9

If either a Put Option Exercise Notice or a Call Option Exercise Notice has been sent on or prior to the end of the Option Period and the SPA has been duly signed and entered into by the Seller (in the case of a Put Option Exercise Notice) or the Purchaser (in the case of a Call Option Exercise Notice) but the Purchaser (in the case of a Put Option Exercise Notice) or the Seller (in the case of a Call Option Exercise Notice) does not sign and enter into the SPA within one (1) Business Day from receipt of the Put Option Exercise Notice or Call Option Exercise Notice (as applicable) pursuant to the terms of this deed, the parties to this deed agree that the SPA shall automatically come into effect as if it had been executed on the date falling one (1) Business Day from receipt of the Put Option Exercise Notice or Call Option Exercise Notice (as applicable) (the “Effective Date”) and any references to “the date of this Agreement” or any similar expression within the SPA shall be deemed to be references to the Effective Date and the SPA shall be binding and enforceable from such date.
1.10

The Purchaser hereby acknowledges that by countersigning this deed, the Seller will not be bound by any obligation of any nature whatsoever in connection with the Transaction other than its obligations under this deed.

1.11

The Seller hereby acknowledges that by signing this deed, the Purchaser will not be bound by any obligation of any nature whatsoever in connection with the Transaction other than its obligations under this deed.

2	Financing of the Transaction
2.1

The Purchaser confirms that its obligations under this deed and the SPA are not subject to any conditions regarding its or any other person’s ability to obtain financing for the consummation of the Transaction.

2.2

The Purchaser hereby gives, as at the date hereof, to the Seller the warranty set forth in Clause 7.5.10 (Purchaser’s warranties) of the SPA as if such Clause was set out in this deed and any reference to “this Agreement” (or a similar expression) shall be deemed to include a reference to this deed. In connection with the Financing, the Purchaser has delivered to the Seller the Purchaser Debt Documents.

2.3

The Purchaser agrees to comply with the provisions of Clauses 7.7 to 7.10 (inclusive) (Purchaser’s Undertakings) of the SPA as from the date hereof as if such Clauses and such Schedule were set out in this deed and any reference to “this Agreement” (or a similar expression) shall be deemed to include a reference to this deed.

3	Other covenants
3.1	Until the expiry of the Option Period, the parties agree to comply with Clause 5.1 of the SPA (Pre-Completion Undertakings) as if the same was in effect as from the date hereof.
3.2	The Seller further agrees to comply with the provisions of Clause 5.4 of the SPA (Release of Specified Security Interests) as if the same was in effect as from the date hereof.
4	Warranties and undertakings of the Purchaser

The Purchaser hereby gives, as at the date hereof, to the Seller the warranties set forth in Clause 7.5 (Purchaser’s warranties) the SPA as if such Clause was set out in this deed and any reference therein to “this Agreement” (or a similar expression) shall be deemed to include a reference to this deed.

5	Warranties of the Seller
5.1

The Seller hereby gives, as at the date hereof, the warranties set forth in Clause 7.1, Clause 7.3 and Schedule 6 of the SPA as if such Clauses and Schedule were set out in this deed and any reference therein to “this Agreement” (or a similar expression) shall be deemed to include a reference to this deed.

5.2

Paragraphs 4 and 5.1 above shall be subject to Clause 8 (Limitation of liability) and Part C of Schedule 6 of the SPA and the provisions of that Clause and that Schedule shall be incorporated by reference into this deed and any reference therein to “this Agreement” (or a similar expression) shall be deemed to include a reference to this deed.

6	Enforcement
6.1

The parties expressly agree that (i) their obligations under this deed, in particular their undertakings to sign and enter into the SPA and to acquire the Shares in accordance with, but at all times subject to, the terms of the SPA and this letter, are irrevocable and unconditional and may not be withdrawn for any reason whatsoever (including, for the avoidance of doubt, prior to the exercise of the Put Option or the Call Option) and that (ii) the sale of the Shares in accordance with, and subject expressly to, the terms of the SPA and this letter shall be definitive upon exercise of the Put Option or the Call Option (as applicable), or upon the date falling one (1) Business Day following receipt of the Put Option Exercise Notice or Call Option Exercise Notice in accordance with paragraph 1.5 or 1.6 (as applicable) (in each case, whether or not the SPA is executed by the Purchaser or the Seller (as applicable) on the date and at the location indicated in the Put Option Exercise Notice or Call Option Exercise Notice).

6.2

Without prejudice to any other rights or remedies which either party may have, the parties acknowledge and agree that damages may not be an adequate remedy for any breach by either party of the provisions of this deed and either party may be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such provision of this letter and no proof of special damages shall be necessary for the enforcement by such party of the rights under this deed.

7	Merger regulation

Notwithstanding any other provision of this deed, if at the point of exercise of the Put Option or the Call Option, the transaction contemplated under the SPA would constitute, or would be deemed to constitute, a concentration with a Union dimension within the scope of Council Regulation (EC) 139/2004, the parties shall negotiate in good faith and agree such amendments to this deed and the SPA (including, without limitation, clause 5.1 and Schedule 1 to the SPA) prior to entering into the SPA as are necessary to reflect the extension of the period of time between execution of the SPA and Completion whilst the Purchaser agrees to obtain on a best efforts basis clearance from the European Commission for such transaction to proceed.

8	Agreed form documents

The parties agree that all documents that are referred to in the SPA as being in the Agreed Form are in final form and have been signed or initialled for identification or otherwise identified (including by the exchange of emails) by or on behalf of the Seller and the Purchaser upon execution of this deed, and shall in such form, subject to the exercise of the Put Option or Call Option and the execution of the SPA, be in the Agreed Form for the purposes of the SPA upon it being executed.

9	Confidentiality

The provisions of clause 11 (Announcements and confidentiality) of the SPA shall apply mutatis mutandis to this deed from the date hereof (and any references therein to “this Agreement” (or similar expression) shall be deemed to be references to this deed).

10	Reference to the provisions of the SPA

The provisions of Clauses 12 (Notices), 14.9 (Costs), 14.10 - 14.14 (inclusive) (Assignment), 14.15 (Variation), 14.16 - 14.18 (inclusive, (Rights of Third Parties), 14.19 (Entire Agreement) and 14.28 (Severance) of the SPA shall apply mutatis mutandis to this deed from the date hereof (and any references therein to “this Agreement” (or a similar expression) shall be deemed to be references to this deed).

11	Governing Law - Disputes
11.1	This deed and any non-contractual obligations arising out of or in connection with this deed shall be governed by English law.
11.2

Each of the parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this deed and the documents to be entered into pursuant to it, and that accordingly any proceedings arising out of or in connection with this deed and the documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

12	Appointment of agent for service

The provisions of Clauses 14.32 and 14.33 (Agent for service of process) of the SPA shall apply mutatis mutandis to this deed (and any references therein to “this Agreement” (or similar expression) shall be deemed to be references to this deed).

[signature page to follow]

IN WITNESS WHEREOF this deed has been executed and delivered as a deed by the parties on the date first written above.

The Purchaser

EXECUTED and DELIVERED as a DEED for and on behalf of REMEDCOUK LIMITED acting by __Wenda Adriaanse___ (Director) __Arun Vivek_____ (Director)	) ) )	_/s/WENDA ADRIAANSE________ Wenda Adriaanse __/s/ARUN VIVEK_______________ Arun Vivek

[Signature page - Put/Call Option Deed]

The Seller

EXECUTED and DELIVERED as a DEED for and on behalf of ACADIA HEALTHCARE COMPANY INC. acting by __Debra Osteen_______ a person who, in accordance with the laws of Delaware is acting under the authority of Acadia Healthcare Company Inc.

) ) )	_/s/ DEBRA K. OSTEEN_ Debra K. Osteen

[Signature page - Put/Call Option Deed]

Schedule 1

SPA

See Exhibit 2.2 filed with Acadia Healthcare Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 (File No. 001-35331).

Schedule 2

Form of Put Option Exercise Notice

[Date]

To:RemedcoUK Limited

1 Bartholomew Lane

London

United Kingdom

EC2N 2AX

Attention: [●]

STRICTLY PRIVATE AND CONFIDENTIAL

Project Prince – Put Option Exercise Notice

Dear Sirs

Reference is made to the agreement executed by you and Acadia Healthcare Company Inc. dated ___________ 2020 with respect to the Transaction (the “Put and Call Option Agreement”).

Capitalised terms and expressions used and not otherwise defined herein shall have the meaning ascribed to them in the Put and Call Option Agreement.

This is the Put Option Exercise Notice referred to in paragraph 1.5 of the Put and Call Option Agreement.

We hereby irrevocably and unconditionally exercise the Put Option.

As agreed, the execution of the SPA will take place on [●] at [●].

Yours faithfully,

Acadia Healthcare Company Inc.

By:

Schedule 3

Call Option Exercise Notice

[Date]

To:Acadia Healthcare Company Inc.
            6100 Tower Circle
            Suite 1000
            Franklin, Tennessee 37067
            USA

Attention: [●]

STRICTLY PRIVATE AND CONFIDENTIAL

Project Prince – Call Option Exercise Notice

Dear Sirs

Reference is made to the agreement executed by you and RemedcoUK Limited dated ___________ 2020 with respect to the Transaction (the “Put and Call Option Agreement”).

Capitalised terms and expressions used and not otherwise defined herein shall have the meaning ascribed to them in the Put and Call Option Agreement.

This is the Call Option Exercise Notice referred to in paragraph 1.6 of the Put and Call Option Agreement.

We hereby irrevocably and unconditionally exercise the Call Option.

As agreed, the execution of the SPA will take place on [●] at [●].

Yours faithfully,

RemedcoUK Limited

By: